Exhibit 99.1

Monday, June 7, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN’S SHAREHOLDER MEETING TO BE ADJOURNED AND RECONVENED AT A LATER DATE

HOUSTON – (PRNewswire) – June 7, 2004 – Isolagen, Inc. (AMEX:ILE) today announced that it expects that its shareholders meeting scheduled for June 10, 2004 will be adjourned without any action being taken.  Several members of key management will not be available to attend the meeting because of other company commitments.  It is anticipated that the meeting will be reconvened on July 8, 2004.  Additional information will be disclosed when available.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – (212) 825-3210

Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210